PROSPECTUS and	PRICING SUPPLEMENT NO. 22
PROSPECTUS SUPPLEMENT, each	Dated June 7, 2016
Dated April 17, 2014, as supplemented	Registration Statement No. 333-195332
by Supplement No. 1 dated September 10, 2014	Filed Pursuant to Rule 424(b)(2)

U.S. $14,000,000,000

JOHN DEERE CAPITAL CORPORATION

MEDIUM-TERM NOTES, SERIES F

Due 9 Months or More from Date of Issue

$500,000,000 2.650% Fixed Rate Senior Notes Due June 10, 2026

The Medium-Term Notes offered hereby will be Fixed Rate Notes and senior securities as more fully described in the accompanying Prospectus, Prospectus Supplement and Supplement No. 1 and will be denominated in U.S. Dollars.

CUSIP / ISIN:	24422ETH2 / US24422ETH26

Date of Issue:	June 10, 2016

Maturity Date:	June 10, 2026

Principal Amount:	$500,000,000

Price to Public:	99.983% plus accrued interest from June 10, 2016

Interest Payment Dates:	Semi-annually on June 10 and December 10, commencing on December 10, 2016 and ending on the maturity date

Regular Record Dates:	The fifteenth day (whether or not a Business Day) next preceding the applicable Interest Payment Date

Interest Rate:	2.650% per annum

Redemption Provisions:	None

Plan of Distribution:

Name	Principal Amount Of Notes
Citigroup Global Markets Inc.	$150,000,000
HSBC Securities (USA) Inc.	150,000,000
Mitsubishi UFJ Securities (USA), Inc.	150,000,000
BBVA Securities Inc.	16,667,000
BNP Paribas Securities Corp.	16,667,000
The Williams Capital Group, L.P.	16,666,000
Total	$500,000,000

The above Agents have severally agreed to purchase the respective principal amount of Notes, opposite their names as principal, at a price of 99.508% plus accrued interest from June 10, 2016 if settlement occurs after that date.